As filed with the Securities and Exchange Commission on November 25, 2009.

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM F-10

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

COMPTON PETROLEUM CORPORATION

(Exact name of Registrant as specified in its charter)

Alberta, Canada	1311	98-0558625
(Province or other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number, if any)

Suite 500 Bankers Court 850 – 2nd Street S.W. Calgary, Alberta, Canada T2P 0R8 (403) 237-9400

(Registrant’s principal executive offices)

CT Corporation System, 111 Eighth Avenue, New York, New York 10011, (212) 894-8940

(Agent for service in the United States)

The Commission is requested to send copies of all communications to:

C.W. Leigh Cassidy Compton Petroleum Corporation Suite 500 Bankers Court 850 – 2nd Street S.W. Calgary, Alberta, Canada T2P 0R8 (403) 237-9400	Leland P. Corbett Charles R. Kraus Stikeman Elliott LLP 4300 Bankers Hall West 888 – 3rd Street S.W. Calgary, Alberta, Canada T2P 5C5 (403) 266-9000	Andrew J. Foley Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, New York 10019-6064 (212) 373-3078

Approximate date of commencement of proposed sale to the public:

From time to time after the effective date of this Registration Statement.

Province of Alberta, Canada

(Principal jurisdiction regulating this offering)

It is proposed that this filing shall become effective (check appropriate box below):

A.	☐ upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).

B.	☑ at some future date (check appropriate box below)

1.	☐ pursuant to Rule 467(b) on ( ) at ( ) (designate a time not sooner than seven calendar days after filing).

2.	☐ pursuant to Rule 467(b) on ( ) at ( ) (designate a time seven calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on ( ).

3.	☑ pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.
4.	☐ after the filing of the next amendment to this Form (if preliminary material is being filed).

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box.  ☑

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)(3)	Proposed maximum aggregate offering price (2)(3)	Amount of registration fee (3)
Common Shares
Subscription Receipts
Warrants
Rights to Acquire Common Shares
Options to Acquire Common Shares
Total	US$707,025,000	US$707,025,000	US$39,452

(1)	There are being registered under this Registration Statement such indeterminate number of Common Shares, Subscription Receipts, Warrants, Rights to Acquire Common Shares and Options to Acquire Common Shares as shall have an initial offering price not to exceed Cdn.$750,000,000. Any security registered under this Registration Statement may be sold separately or together with another security registered under this Registration Statement.
(2)	Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(o) under the Securities Act of 1933. The proposed maximum offering price per security will be determined from time to time by the Registrant in connection with the sale of the securities registered under this Registration Statement.
(3)	Based on Cdn.$750,000,000 converted into U.S. dollars based on the noon rate of exchange on November 24, 2009, as reported by the Bank of Canada, of Cdn.$1.00=US$0.9427.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registration Statement shall become effective as provided in Rule 467 under the Securities Act of 1933, as amended, or on such date as the Commission, acting pursuant to Section 8(a) of the Act, may determine.

PART I

INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR

PURCHASERS

I-1

Base Shelf Prospectus

This short form prospectus constitutes a public offering of these securities only in those jurisdictions where they may be lawfully offered for sale and therein only by persons permitted to sell such securities. No securities regulatory authority has expressed an opinion about these securities and it is an offence to claim otherwise.

This short form prospectus has been filed under legislation in each of the provinces of Canada that permits certain information about these securities to be determined after this prospectus has become final and that permits the omission from this prospectus of that information. The legislation requires the delivery to purchasers of a prospectus supplement containing the omitted information within a specified period of time after agreeing to purchase any of these securities.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the United States Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective and a receipt for the short form prospectus is obtained from the securities regulatory authorities. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Information has been incorporated by reference in this prospectus from documents filed with securities commissions or similar authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Corporate Secretary, Compton Petroleum Corporation at our head office located at Suite 500 Bankers Court 850 –2nd Street S.W., Calgary, Alberta, T2P 0R8 (Telephone: (403) 237-9400), and are also available electronically at www.sedar.com.

New Issue	PRELIMINARY SHORT FORM PROSPECTUS	November 25, 2009

COMPTON PETROLEUM CORPORATION

$750,000,000

Common Shares

Subscription Receipts

Warrants

Rights

Options

Compton Petroleum Corporation (“Compton”, the “Corporation”, “we”, “us” or “our”) may from time to time offer and issue up to $750,000,000 (or the equivalent in other currencies or currency units at the time of issue) of: (i) common shares (“Common Shares”); (ii) subscription receipts, each of which entitles the holder to receive, upon satisfaction of certain release conditions and for no additional consideration, one Common Share (the “Subscription Receipts”); (iii) warrants exercisable to acquire Common Shares (the “Warrants”); (iv) rights exercisable to acquire, or convertible into, Common Shares (the “Rights”); or (v) options exercisable to acquire Common Shares (the “Options”) (the Warrants, Rights and Options are collectively referred to as the “Other Convertible Securities”, and together with the Common Shares and the Subscription Receipts, the “Securities”) during the 25-month period that this short form base shelf prospectus (the “Prospectus”), including any amendments hereto, remains valid (the “Offering”).

The specific terms of any offering of Securities will be set forth in a shelf prospectus supplement (a “Prospectus Supplement”) including, where applicable: (i) in the case of Common Shares, the number of shares offered and the offering price; and (ii) in the case of Subscription Receipts or Other Convertible Securities, the number of such Securities offered, the issued price, the terms, conditions and procedures pursuant to which the holders thereof will become entitled to receive Common Shares and any other terms specific to such Securities being offered. A Prospectus Supplement may include specific terms pertaining to the Securities that are not within the alternatives and parameters described in this Prospectus.

All shelf information permitted under applicable laws to be omitted from this Prospectus will be contained in one or more Prospectus Supplements that will be delivered to purchasers together with this Prospectus, unless an exemption from the prospectus delivery requirements has been granted. Each Prospectus Supplement will be incorporated by reference into this Prospectus for the purposes of securities legislation as of the date of the Prospectus Supplement and only for the purposes of the distribution of the securities to which the Prospectus Supplement pertains. Where required by statute, regulation or policy, and where Securities are offered in currencies other than Canadian dollars, appropriate disclosure of foreign exchange rates applicable to such Securities will be included in the Prospectus Supplement describing such Securities.

The Corporation may sell the Securities to or through underwriters or dealers purchasing as principals, and may also sell the Securities directly to one or more purchasers pursuant to applicable statutory exemptions or through agents. See “Plan of Distribution”. The Prospectus Supplement relating to a particular offering of Securities will identify each underwriter, dealer or agent, as the case may be, engaged by the Corporation in connection with the offering and sale of the Securities, and will set forth the terms of the offering of such Securities, including the method of distribution of such Securities, the proceeds to the Corporation and any fees, discounts or any other compensation payable to underwriters, dealers or agents and any other material terms of the plan of distribution.

To the extent permitted by applicable law, in connection with any offering of Securities, the underwriters, dealers or agents, as the case may be, may over allot or effect transactions which stabilize or maintain the market price of the Common Shares at a level above that which otherwise might prevail on the open market. Such transactions, if commenced, may be discontinued at any time. See “Plan of Distribution”.

The issued and outstanding Common Shares are listed on the Toronto Stock Exchange (the “TSX”) under the symbol “CMT” and on the New York Stock Exchange (“NYSE”) under the symbol “CMZ”. There is currently no market through which the Subscription Receipts or Other Convertible Securities may be sold and purchasers may not be able to resell the Subscription Receipts or Other Convertible Securities issued under this Prospectus or any Prospectus Supplement. This may affect the pricing of the Subscription Receipts or Other Convertible Securities in the secondary market, the transparency and availability of trading prices, the liquidity of the Subscription Receipts or Other Convertible Securities and the extent of the issuer regulation. See “Risk Factors – There may not be an active trading market in the United States and/or Canada for the Subscription Receipts and/or Other Convertible Securities”. Unless otherwise specified in the applicable Prospectus Supplement, the Subscription Receipts and Other Convertible Securities will not be listed on any securities exchange.

Compton’s head office is located at 500 Bankers Court, 850 – 2nd Street S.W., Calgary, Alberta T2P 0R8 and its registered office is located at 4300 Bankers Hall West, 888 – 3rd Street S.W., Calgary, Alberta T2P 5C5.

This Offering is made by a Canadian issuer that is permitted, under the multi-jurisdictional disclosure system adopted in the United States, to prepare this Prospectus in accordance with Canadian disclosure requirements. Prospective investors should be aware that such requirements are different from those of the United States. Financial statements included or incorporated herein by reference have been prepared in accordance with generally accepted accounting principles which are in effect from time to time in Canada (“Canadian GAAP”), and are subject to Canadian auditing and auditor independence standards, and thus may not be comparable to financial statements of United States companies. Information regarding the impact upon our financial statements of significant differences between Canadian and United States generally accepted accounting principles (“U.S. GAAP”) is contained in note 22 to our Consolidated Financial Statements (as defined herein) entitled “United States accounting principles and reporting” and our unaudited related supplemental note entitled “Reconciliation to United States GAAP” as at June 30, 2009 and for the six month periods ended June 30, 2009 and 2008. See “About this Prospectus”.

Prospective investors should be aware that the acquisition of the Securities described herein may have tax consequences both in the United States and in Canada. Such consequences for investors who are resident in, or citizens of, the United States may not be described fully herein or in any applicable Prospectus Supplement.

The enforcement by investors of civil liabilities under United States federal securities laws may be affected adversely by the fact that the Corporation is incorporated and organized under the laws of Canada, that some or all of its officers and directors are residents of Canada, that some or all of the experts named in the registration statement are residents of Canada and that all or a substantial portion of the assets of the Corporation and said persons are located outside the United States. See “Enforceability of Certain Civil Liabilities”.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) OR ANY STATE SECURITIES COMMISSION NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

Under rules currently in effect, the SEC permits United States oil and natural gas companies, in their filings therewith, to disclose only proved reserves net of royalties and interests of others that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Canadian securities laws permit oil and natural gas companies, in their filings with Canadian securities regulators, to disclose reserves both prior to and after the deduction of royalties and interests of others, and to disclose probable and possible reserves as well as contingent resources. Probable reserves, possible reserves and contingent resources are of a higher risk and are generally believed to be less likely to be recovered than proved reserves. Certain reserve information included in the documents incorporated by reference herein to describe our reserves, such as “probable” and “possible” reserve information as well as contingent resources, is prohibited in filings with the SEC by United States oil and natural gas companies under rules currently in effect. The SEC has adopted revisions to its oil and gas reporting rules that, effective as of January 1, 2010, among other things will modify the standards to establish proved reserves and permit disclosure of probable and possible reserves under certain circumstances. However, it is likely that significant differences will remain between the reserve categories and reserve reporting generally under Canadian and U.S. securities laws and rules. See “Presentation of Oil and Gas Reserves and Production Information”.

Investing in the Securities involves a high degree of risk. You should carefully read “Risk Factors” beginning on page 9 of this Prospectus and as contained in any Prospectus Supplement.

i

FORWARD-LOOKING INFORMATION

This Prospectus (and any Prospectus Supplement) and the documents incorporated by reference herein (and therein) include “forward-looking information” and “forward-looking statements” within the meaning of applicable Canadian securities laws and “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995 and the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”) . Forward-looking information and statements involve risks, uncertainties and other factors that could cause actual results to differ materially from those expressed or implied by them. Sentences and phrases containing words such as “believe”, “estimate”, “anticipate”, “plan”, “predict”, “outlook”, “goals”, “targets”, “projects”, “may”, “hope”, “can”, “will”, “shall”, “should”, “expect”, “intend”, “is designed to”, “continues”, “with the intent”, “potential”, “strategy”, and the negative of any of these words, or variations of them, or comparable terminology that does not relate strictly to current or historical facts, are all indicative of forward-looking information or statements. Discussions containing forward-looking statements may be found, among other places, in “The Corporation” and “Recent Developments” sections herein and in the “General Development of the Business”, “Description of the Business” and “Risk Factors” sections of our Annual Information Form (as defined herein) and other documents incorporated by reference herein. Examples of forward-looking information and statements in this Prospectus (and any Prospectus Supplement) and the Annual Information Form and the other documents incorporated by reference herein (and therein) include, but are not limited to:

•	the use of proceeds from an offering;

•	the focus of capital expenditures;

•	the sale, farming in, farming out or development of certain exploration properties using third party resources;

•	the impact of changes in oil and natural gas prices on cash flow after hedging;

•	drilling plans;

•	the existence, operation and strategy of the commodity price risk management program;

•	the approximate and maximum amount of forward sales and hedging to be employed;

•	Compton’s growth strategy, the criteria to be considered in connection therewith and the benefits to be derived therefrom;

•	the impact of Canadian federal and provincial governmental regulation on Compton relative to other oil and gas issuers of similar size;

•	the goal to sustain or grow production and reserves through prudent management and acquisitions;

•	the emergence of accretive growth opportunities; and

•	Compton’s ability to benefit from the combination of growth opportunities and the ability to grow through the capital markets.

The material assumptions in making these forward-looking statements include certain assumptions disclosed in the Annual Management’s Discussion and Analysis (as defined herein) under the headings “Liquidity and Capital Resources”, “Capital Structure”, “Outlook and Guidance for 2009” and “Critical Accounting Estimates” as well as those disclosed in the Interim Management’s Discussion and Analysis (as defined herein) under the headings “Liquidity and Capital Resources”, “Capital Structure”, “Critical Accounting Estimates” and “Outlook”.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. We cannot guarantee future results, levels of activity, performance, or achievements. Actual results could differ materially from those anticipated in these forward-looking statements as a result of the risk factors set forth below and elsewhere in this Prospectus (and any Prospectus Supplement) and the documents incorporated by reference herein (and therein) and they include, but are not limited to:

•	general economic conditions in Canada, the United States and globally;

•	industry conditions, including volatility in market prices for oil and natural gas;

•	royalties payable in respect of Compton’s oil and natural gas production;

•	governmental regulation of the oil and gas industry, including environmental regulation;

•	fluctuation in foreign exchange or interest rates;

•	unanticipated operating events which can reduce production or cause production to be shut in or delayed or operating costs to increase;

•	failure to obtain industry partner and other third party consents and approvals, when required;

•	stock market volatility and market valuations; and

•	the need to obtain required approvals from regulatory authorities.

Statements relating to “reserves” or “resources” are deemed to be forward-looking statements, as they involve the implied assessment, based on certain estimates and assumptions, that the resources and reserves described can be profitably produced in the future. Readers are cautioned that the foregoing list of factors is not exhaustive. The forward-looking statements contained in this Prospectus (and any Prospectus Supplement) and the documents incorporated by reference herein (and therein): (a) were made as of the dates stated therein and have not been updated except as modified or superseded by a subsequently filed document that is also incorporated by reference in this Prospectus (and any Prospectus Supplement); (b) represent our views as of the date of such documents and should not be relied upon as representing our views as of any subsequent date; and (c) are expressly qualified by this cautionary statement. While we anticipate that subsequent events and developments may cause our views to change, we specifically disclaim any intention or obligation to update forward-looking information and statements, whether as a result of new information, future events or otherwise, except to the extent required by applicable securities laws. Except as required by law, Compton has no obligation to update or revise any forward-looking information or forward-looking statement, whether as a result of new information, future events or otherwise.

Forward-looking information and statements contained in this Prospectus (and any Prospectus Supplement) and the documents incorporated herein (and therein) by reference about prospective results of operations, financial position or cash flows that are based upon assumptions about future economic conditions and courses of action are presented for the purpose of assisting our securityholders in understanding management’s current views regarding those future outcomes, and may not be appropriate for other purposes.

There can be no assurance that the forward-looking information and statements will prove to be accurate, and actual results and future events could vary or differ materially from those anticipated by them. Accordingly, undue reliance should not be placed on forward-looking information and statements. Forward-looking information and statements for time periods subsequent to 2009 involve greater risks and require longer term assumptions and estimates from those for 2009, and are consequently subject to greater uncertainty. Therefore, special caution should be taken in terms of placing reliance on such long-term forward-looking information and statements.

ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES

We are a corporation formed under, and governed by, the laws of the Province of Alberta. Most of the directors and officers of the Corporation, and most of the experts named in this Prospectus, including the documents incorporated by reference into the Prospectus, are residents of Canada or otherwise reside outside the United States, and all, or a substantial portion of, their assets and our assets, are located outside the United States. We have appointed an agent for service of process in the United States, but it may be difficult for investors who reside in the United States to effect service within the United States upon those directors, officers and experts who are not residents of the United States. It may also be difficult for shareholders who reside in the United States to realize in the United States upon judgments of courts of the United States predicated upon our civil liability and the civil liability of the directors and officers of the Corporation and experts under the United States federal securities laws. We have been advised by our Canadian counsel, Stikeman Elliott LLP, that a judgment of a United States court predicated solely upon civil liability under United States federal securities laws would probably be enforceable in Canada if the United States court in which the judgment was obtained has a basis for jurisdiction in the matter that would be recognized by a Canadian court for the same purposes. We have also been advised by Stikeman Elliott LLP, however, that there is substantial doubt whether an action could be brought in Canada in the first instance on the basis of liability predicated solely upon United States federal securities laws.

We have filed with the SEC, concurrently with the registration statement on Form F-10 an appointment of agent for service of process on Form F-X. Under the Form F-X, we appointed CT Corporation System as our agent for service of process in the United States in connection with any investigation or administrative proceeding conducted by the SEC and any civil suit or action brought against or involving us in a United States court arising out of or related to or concerning an offering of Securities under this Prospectus and any Prospectus Supplement.

PRESENTATION OF OIL AND GAS RESERVES AND PRODUCTION INFORMATION

Under rules currently in effect, the SEC generally permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves after the deduction of royalties and interests of others which are those reserves that a company has demonstrated by actual production or conclusive formation tests to be economically producible under existing economic and operating conditions. The securities regulatory authorities in Canada have adopted National Instrument 51-101 Standards of Disclosure for Oil and Gas Activities (“NI 51-101”), which imposes oil and gas disclosure standards for Canadian public issuers engaged in oil and gas activities. NI 51-101 permits oil and gas issuers, in their filings with Canadian securities regulators, to disclose not only proved reserves but also probable reserves, possible reserves and contingent resources, and to disclose reserves and production on both a gross basis before deducting royalties and on a net basis after the deduction of royalties. Probable reserves, possible reserves and contingent resources are of a higher risk and are less likely to be accurately estimated or recovered than proved reserves. Because we are permitted to disclose reserves in accordance with Canadian disclosure requirements, we have disclosed in the documents incorporated by reference into the Prospectus reserves designated as “probable reserves”, “possible reserves” and “contingent resources”. If required to be prepared in accordance with U.S. disclosure requirements currently in effect, the SEC’s guidelines would prohibit reserves in these categories from being included. Moreover, as permitted by NI 51-101, we have determined and disclosed the net present value of future net revenue from our reserves using forecast prices and costs. The SEC does not permit the disclosure of the net present value of future net revenue from reserves based on forecast prices and costs and generally requires that prices and costs be held constant at levels in effect, under rules currently in effect, at the date of the reserve report. Additional information prepared in accordance with United States Statement of Financial Accounting Standards No. 69 “Disclosures About Oil and Gas Producing Activities” (“SFAS 69”) relating to our oil and gas reserves is set forth in the disclosure of our oil and gas producing activities prepared in accordance with SFAS No. 69 – “Supplemental Oil and Natural Gas Information” which can be found in the Consolidated Financial Statements and which are incorporated into the Prospectus by reference. The SEC has adopted revisions to its oil and gas reporting rules that, effective as of January 1, 2010, among other things will modify the standards to establish proved reserves and permit disclosure of probable and possible reserves under certain circumstances. However, it is likely that significant differences will remain between the reserve categories and reserve reporting generally under Canadian and U.S. securities laws and rules. Unless otherwise stated, all of the reserves information contained in the documents incorporated by reference into the Prospectus (and any Prospectus Supplement), have been calculated and reported in accordance with NI 51-101.

CURRENCY AND EXCHANGE RATE INFORMATION

All references to “$”, “Cdn$” and “dollars” in this Prospectus (and any Prospectus Supplement), refer to Canadian dollars, unless otherwise stated. References to “US$” in this Prospectus (and any Prospectus Supplement), refer to United States dollars. The following table sets forth, for each of the years indicated, the year-end noon exchange rate, the average noon exchange rate and the high and low noon exchange rates of one Canadian dollar in exchange for U.S. dollars using information provided by the Bank of Canada.

	Year Ended December 31,		12 Months Ended September 30,
	2008	2007	2009	2008
High	$1.0289	$1.0908	$0.9426	$1.0905
Low	$0.7711	$0.8437	$0.7692	$0.9298
Average	$0.9441	$0.9376	$0.8472	$0.9897
Year-End	$0.8166	$1.0120	$0.9327	$0.9817

The noon exchange rate on November 24, 2009, using information provided by the Bank of Canada for the conversion of Canadian dollars into United States dollars, was $1.00 equals US$0.9427.

DOCUMENTS INCORPORATED BY REFERENCE

The following documents filed with the securities regulatory authorities in each of the provinces of Canada are specifically incorporated by reference in this Prospectus:

(a)	our Annual Information Form dated March 23, 2009 (the “Annual Information Form”) for the year ended December 31, 2008;

(b)	our Management Proxy Circular dated March 23, 2009 in connection with the Annual and Special Meeting of Shareholders held on May 11, 2009;

(c)	our Audited Consolidated Financial Statements (the “Consolidated Financial Statements”) as at and for the years ended December 31, 2008 and 2007 and related notes, together with the auditors’ report thereon, including the auditors’ report to the shareholders of the Corporation on the effectiveness of internal control over financial reporting as of December 31, 2008, dated March 20, 2009;

(d)	our Management’s Discussion and Analysis of the financial condition and results of operations of Compton as at and for the year ended December 31, 2008 (the “Annual Management’s Discussion and Analysis”);

(e)	our Unaudited Interim Comparative Consolidated Financial Statements as at September 30, 2009 and for the three and nine month periods ended September 30, 2009 and 2008, and the notes thereto;

(f)	our Management’s Discussion and Analysis of financial condition and results of operations as at and for the three and nine month periods ended September 30, 2009 (the “Interim Management’s Discussion and Analysis”);

(g)	our unaudited related supplemental note entitled “Reconciliation to United States GAAP” as at June 30, 2009 and for the six month periods ended June 30, 2009 and 2008; and

(h)	our Material Change Report dated January 16, 2009 relating to the appointment of the President and Chief Executive Officer.

Any annual information form, annual or interim financial statement and related Management’s Discussion and Analysis, material change report (excluding confidential material change reports), business acquisition report, information circular, press releases containing financial information for financial periods more recent than the most recent annual or interim financial statements, interim reconciliations to United States GAAP, all Prospectus Supplements or disclosure documents filed pursuant to an undertaking to a Canadian securities regulatory authority filed by us with any securities commission or similar regulatory authority in Canada during the currency of this Prospectus shall be deemed to be incorporated by reference into this Prospectus, as well as any other document so filed by us which expressly states it is to be incorporated by reference into this Prospectus. These documents will be available on SEDAR, which can be accessed at www.sedar.com. In addition, any report on Form 6-K or Form 40-F and any other documents filed with or furnished by us to the SEC pursuant to the Exchange Act, after the date of this Prospectus, shall be deemed to be incorporated by reference into this Prospectus and the registration statement on Form F-10 of which this Prospectus forms a part, if and to the extent expressly provided in such report. Our periodic reports on Form 6-K and our annual reports on Form 40-F are available at the SEC’s website at www.sec.gov.

Any statement contained herein, or in any document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded, for the purposes of this Prospectus, to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes that statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purpose that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not constitute a part of this Prospectus, except as so modified or superseded.

Upon a new annual information form and the related annual financial statements and accompanying Management’s Discussion and Analysis being filed by the Corporation with and, where required, accepted by the applicable securities regulatory authorities during the term of this Prospectus, the previous Annual Information Form, the previous annual financial statements and accompanying Management’s Discussion and Analysis, all interim financial statements and accompanying Management’s Discussion and Analysis and material change reports filed by the Corporation prior to the commencement of the financial year of the Corporation in which the new annual information form and the related annual financial statements and accompanying Management’s Discussion and Analysis are filed shall be deemed no longer to be incorporated by reference into this Prospectus for purposes of future offers and sales of Securities hereunder. Upon interim financial statements and the accompanying Management’s Discussion and Analysis being filed by the Corporation with the applicable securities regulatory authorities during the term of this Prospectus, all interim financial statements and accompanying Management’s Discussion and Analysis filed prior to the new interim consolidated financial statements shall be deemed no longer to be incorporated into this Prospectus for purposes of future offers and sales of Securities hereunder.

The Corporation will provide without charge to each person to whom this Prospectus is delivered, including any beneficial owner, upon written or oral request of such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents). Requests should be directed to Compton Petroleum Corporation, Suite 500, Bankers Court, 850 – 2nd Street S.W., Calgary, Alberta, Canada, T2P 0R8, Attention: Corporate Secretary, telephone number (403) 237-9400.

Prospective investors should rely only on the information contained in or incorporated by reference in this Prospectus or any applicable Prospectus Supplement and on the other information included in the registration statement of which this Prospectus forms a part. The Corporation has not authorized anyone to provide prospective investors with different or additional information. The Corporation is not making an offer of these Securities in any jurisdiction where the offer is not permitted by law. Prospective investors should not assume that the information contained in or incorporated by reference in this Prospectus or any applicable Prospectus Supplement is accurate as of any date other than the date on the front of the applicable Prospectus Supplement.

ABOUT THIS PROSPECTUS

Unless otherwise indicated, all financial information included and incorporated by reference in this Prospectus or included in any Prospectus Supplement is determined using Canadian GAAP. For a discussion of the principal differences between the Corporation’s financial results as calculated under Canadian GAAP and US GAAP, prospective investors should refer to Note 22 of our Consolidated Financial Statements entitled “United States accounting principles and reporting” and our unaudited related supplemental note entitled “Reconciliation to United States GAAP” as at June 30, 2009 and for the six month periods ended June 30, 2009 and 2008.

A Prospectus Supplement containing the specific terms of an offering of Securities will be delivered to purchasers of such Securities together with this Prospectus and will be deemed to be incorporated by reference into this Prospectus as of the date of such Prospectus Supplement solely for the purposes of the offering of the Securities offered thereunder.

THE CORPORATION

Compton is a public company actively engaged in the exploration, development and production of natural gas, natural gas liquids, and crude oil in western Canada. Our strategy is focused on creating value for shareholders by providing appropriate investment returns through the effective development and optimization of assets. The Corporation’s operations are located in the deep basin fairway of the Western Canada Sedimentary Basin. In this large geographical region, we pursue three deep basin natural gas plays: the Basal Quartz sands at Hooker in southern Alberta, the Gething/Rock Creek sands at Niton and Caroline in central Alberta, and the shallower Plains Belly River sand play in southern Alberta. In addition, we have an exploratory play at Callum/Cowley in the Foothills area of southern Alberta. Compton commenced operations in 1993 and has since increased its natural gas portfolio, which currently represents approximately 86% of reserves and production.

Further particulars with respect to our business operations and ownership restrictions are contained under the headings “General Development of the Business” and “Description of the Business” in the Annual Information Form and in the other documents incorporated herein by reference.

RECENT DEVELOPMENTS

Sale of Overriding Royalties

On October 27, 2009, the Corporation announced that it had completed the sale of a 2.5% overriding royalty (“ORR”) for proceeds of $47.5 million. The sale includes an option to purchase an additional 2.5% ORR by December 24, 2009. Assuming the full exercise of the option, the ORR will represent 5.0% of the gross production revenue on the Corporation’s existing land base less certain transportation costs and marketing fees, calculated on a monthly basis and will provide Compton with total potential gross proceeds of $95.0 million which will be used to reduce the Corporation’s bank debt. Substantially all of Compton’s current proved, probable and possible reserves are included in this ORR.

In total, assuming the full exercise of the option, the transaction represents approximately 988 boe/d of production based on third quarter 2009 results, which is expected to reduce total debt by approximately $95.0 million. Should the option not be exercised, total debt will have been reduced by proceeds of $47.5 million related to 494 boe/d of production.

Director Resignation

On October 6, 2009, Peter Seldin tendered his resignation as a director of the Corporation. Mr. Seldin is the managing member of Centennial Energy Partners, L.L.C., the general partner of certain limited partnerships (collectively, “Centennial”) which is a significant shareholder of Compton’s Common Shares. Mr. Seldin joined Compton’s board of directors in February 2008 in order to participate in a review of strategic alternatives. In connection with his resignation, Mr. Seldin stated that with the recently completed equity offering and the above-referenced ORR sale, Compton had taken important steps in the financial restructuring of the Corporation. Subsequently, on November 20, 2009, Centennial announced its intention to sell 10,000,000 Common Shares of Compton through the facilities of the TSX.

USE OF PROCEEDS

The net proceeds to be derived from the sale of Securities will be the issue price less any commission paid in connection therewith and the expenses relating to the particular offering of Securities. Unless otherwise indicated in a Prospectus Supplement relating to a particular offering of Securities, the Corporation intends to use the net proceeds from the sale of Securities to repay indebtedness and for general corporate purposes. The Corporation may invest funds which the Corporation does not immediately use. Such investments may include short-term marketable investment grade securities. The Corporation may, from time to time, issue securities other than pursuant to this Prospectus.

CONSOLIDATED CAPITALIZATION

After giving effect to the Corporation’s recent offering (the “Unit Offering”) of 138,000,000 units (each unit comprised of one Common Share and one warrant entitling the holder to purchase one Common Share at an exercise price of $1.55 per Common Share at any time up to 5:00 p.m. (Calgary time) on the date that is 24 months from the closing date of the Unit Offering) at a price of $1.25 per Unit which closed on October 5, 2009, our shareholders’ equity increased by the amount of the net proceeds of the Unit Offering and the issued and outstanding Common Shares increased by 138,000,000 Common Shares. The net proceeds of the Unit Offering were used to repay bank debt. Other than the foregoing, there have been no material changes in our share and loan capital on a consolidated basis from September 30, 2009 to the date of this Prospectus. The following table sets forth the consolidated capitalization of the Corporation as at September 30, 2009, both before and after giving effect to the Unit Offering:

Designation	As at September 30, 2009 before giving effect to the Unit Offering	As at September 30, 2009 after giving effect to the Unit Offering and the repayment of bank debt	As at September 30, 2009 after giving effect to the Unit Offering, assuming full exercise of the warrants, and the repayment of bank debt
Bank Debt(1)	$320,349,750	$158,999,750	—
Senior Term Notes	$482,490,000	$482,490,000	$482,490,000
Adjusted Working Capital(2)	$(628,774)	$(628,774)	$(55,529,024)

Total Net Debt	$802,210,976	$640,860,976	$426,960,976

Shareholders Equity(3)	$851,865,519	$1,013,215,519	$1,227,115,519

Total Capitalization	$1,654,076,495	$1,654,076,495	$1,654,076,495

Common Shares	125,573,451	263,573,451	401,573,451
Warrants	—	138,000,000	—

(1)	The net proceeds of the Unit Offering of approximately $161,350,000 were used to pay down the Corporation’s bank debt.
(2)	Adjusted working capital (surplus) deficiency excludes risk management items, related future income taxes and bank debt.
(3)	At September 30, 2009, prior to giving effect to the Unit Offering, the Corporation had retained earnings of $579,427,158, Common Shares outstanding in the amount of $237,349,025 (calculated at a $1.89/Common Share, the average historical Common Share price for all of Compton’s equity offerings and stock option exercises) and contributed surplus of $35,089,336.

In the event of the full exercise of the warrants issued pursuant to the Unit Offering, our shareholders’ equity will increase by an additional $213,900,000 and the number of issued and outstanding Common Shares will increase by an additional 138,000,000 Common Shares.

PLAN OF DISTRIBUTION

The Corporation may offer and sell Securities to or through underwriters or dealers and also may sell Securities directly to purchasers or through agents. The distribution of Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, or at prices related to such prevailing market prices to be negotiated with purchasers and as set forth in an accompanying Prospectus Supplement. Without limiting the generality of the foregoing, Compton may also issue some or all of the Securities offered by this Prospectus in exchange for its debt securities or for securities or assets of other entities. Securities may also be sold through sales “at-the-market” to or through a market maker or into an existing trading market, on an exchange or otherwise.

Any offering of Subscription Receipts or Other Convertible Securities will be a new issue of Securities with no established trading market. There is no market through which the Subscription Receipts or Other Convertible Securities may be sold and purchasers may not be able to resell the Subscription Receipts or

Other Convertible Securities purchased under this Prospectus or any Prospectus Supplement. This may affect the pricing of the Subscription Receipts or Other Convertible Securities in the secondary market, the transparency and availability of trading prices, the liquidity of the Subscription Receipts or Other Convertible Securities, and the extent of issuer regulation. See “Risk Factors – There may not be an active trading market in the United States and/or Canada for the Subscription Receipts and/or Other Convertible Securities”. Unless otherwise specified in the applicable Prospectus Supplement, the Subscription Receipts and Other Convertible Securities will not be listed on any securities exchange.

In connection with the sale of Securities, underwriters may receive compensation from the Corporation or from purchasers of Securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters, dealers and agents that participate in the distribution of Securities may be deemed to be underwriters and any discounts or commissions received by them from the Corporation and any profit on the resale of Securities by them may be deemed to be underwriting discounts and commissions under applicable securities legislation.

If so indicated in the applicable Prospectus Supplement, the Corporation may authorize dealers or other persons acting as the Corporation’s agents to solicit offers by certain institutions to purchase the Securities directly from the Corporation pursuant to contracts providing for payment and delivery on a future date. These contracts will be subject only to the conditions set forth in the applicable Prospectus Supplement or supplements, which will also set forth the commission payable for solicitation of these contracts.

Under agreements which may be entered into by the Corporation, underwriters, dealers and agents who participate in the distribution of Securities may be entitled to indemnification by the Corporation against certain liabilities, including liabilities under applicable securities legislation. The underwriters, dealers and agents with whom the Corporation enters into agreements may be customers of, engage in transactions with or perform services for the Corporation in the ordinary course of business.

The Prospectus Supplement relating to each offering of Securities will identify each underwriter, dealer or agent, as the case may be, and will also set forth the terms of the offering, including the type of security being offered, the public offering price (or the manner of determination thereof if offered on a non-fixed price basis), the proceeds to the Corporation and any compensation payable to the underwriters, dealers or agents.

To the extent permitted by applicable law, in connection with any offering of Common Shares under this Prospectus and any Prospectus Supplement, the underwriters may over-allot or effect transactions which stabilize or maintain the market price of the Common Shares offered at a level above that which might otherwise prevail in the open market. These transactions, if commenced, may be discontinued at any time.

RISK FACTORS

An investment in the Securities involves certain risks. Before making an investment decision, you should carefully consider the following risks, as well as all of the other information in this Prospectus and in the documents incorporated herein by reference (including subsequently filed documents incorporated by reference and those described in a Prospectus Supplement relating to a specific offering of Securities) including the risk factors found in the Annual Information Form (particularly pages 16 – 22 thereof) and the Annual Management’s Discussion and Analysis (particularly pages 14 – 15 thereof). See “Documents Incorporated by Reference” in this Prospectus. If any of those risks actually occur, our business, financial condition, results of operations, cash flows and prospects could be harmed. Such risks and uncertainties are not the only ones we face. Additional risks and uncertainties, including those of which we are currently unaware or that are deemed immaterial, may also adversely affect our business, financial condition, results of operations, cash flows and prospects.

Risks and Other Considerations Related to Our Business and this Offering

Current Global Financial Condition

Current global financial conditions have been characterized by increased volatility and several financial institutions have either gone into bankruptcy or have had to be rescued by governmental authorities. Access to public financing and bank credit has been negatively impacted by both the rapid decline in value of sub-prime mortgages and the liquidity crisis affecting the asset-backed commercial paper market. These and other factors may affect our ability to obtain equity or debt financing in the future on favourable terms. Additionally, these factors, as well as other related factors, may cause decreases in our asset values that may be other than temporary, which may result in impairment losses. If such increased levels of volatility and market turmoil continue, or if more extensive disruptions of the global financial markets occur, our operations could be adversely impacted and the trading price of our Common Shares may be adversely affected.

Additional Funding Requirements

Compton’s ongoing activities may not generate sufficient cash flow from operations to fund future exploration, development, or acquisition programs. The Corporation may require additional funding and there can be no assurance that debt or equity financing will be available or sufficient to meet these requirements or that it will be on acceptable terms. Continued uncertainty in domestic and international credit markets compounds the risk of obtaining debt financing. Failure to obtain such financing on a timely basis could cause Compton to forfeit interests in certain properties, miss certain acquisition opportunities, and reduce or terminate operations. This may result in the Corporation not being able to replace its reserves or maintain production, which will have an adverse effect on its financial position. Failure to obtain additional funding may also result in the Corporation failing to meet financial obligations as they come due or may result in the acceleration of the Corporation’s debt.

Liquidity Risk

Liquidity risk is the risk that we are not able to meet our financial obligations as they fall due. Our $315.5 million term credit facility (which is the amount it was reduced to in conjunction with the ORR transaction in October 2009) and our $30.0 million working capital facility (together, our “Credit Facilities”) come due in July 2010 unless renewed by that time. The lenders under our Credit Facilities will reassess our borrowing base on December 31, 2009 and again on May 31, 2010, which may in the interim reduce the amount that we may borrow under our Credit Facilities. As at December 31, 2008, we had $290.0 million ($320.3 million at September 30, 2009 and $121.1 million at November 24, 2009) outstanding under our Credit Facilities. In addition, both our Credit Facilities and the note indenture governing our US$450 million of 7.625% senior notes due 2013 (the “Note Indenture”) limit the extent to which we can incur other debt and require us to meet a fixed charge coverage ratio test and an adjusted consolidated net tangible assets (“ACNTA”) test. At each quarter end, the fixed charge coverage ratio must exceed a 2.5 to 1 threshold and the value calculated under the ACNTA test must exceed borrowings under the Credit Facilities. Failure to meet the fixed charge coverage ratio restricts us from incurring new debt. The value determined under the ACNTA test limits borrowings under the Credit Facilities to the ACNTA calculated value. At December 31, 2008 and September 30, 2009, the calculation of the fixed charge coverage test resulted in ratios of 5.35 to 1 and 2.18 to 1, respectively. The September 30, 2009 ratio calculation falls below the minimum requirement and thereby restricts the amount of incremental borrowings the Corporation may incur. The Corporation may incur up to $345.5 million under the Credit Facilities and certain other permitted debt until the time when the ratio exceeds 2.5 to 1. Management does not anticipate these restrictions to have any limiting or adverse affect on the operations of the Corporation. The calculation of the ACNTA was $383.3 million at December 31, 2008 and $387.0 million at September 30, 2009. The outstanding borrowing under the Credit Facilities’ were less than the ACNTA at both of these periods. Any reduction in our ability to access credit under our Credit Facilities, or requirement to pay amounts outstanding under the Note Indenture before its stated maturity date may result in the Corporation not being able to meet its financial obligations as they come due.

Volatility of Prices, Markets, and Marketing Production

Oil and gas prices have historically been extremely volatile. Factors which contribute to oil and gas price fluctuations include global demand, domestic and foreign supplies of oil and gas, the price of foreign oil and gas imports, decisions of the Organization of Petroleum Exporting Countries relating to export quotas, domestic and foreign governmental regulations, political conditions in producing regions, global and domestic economic conditions, the price and availability of alternative fuels, including liquefied natural gas, and weather conditions.

Our financial condition is substantially dependent on, and highly sensitive to, oil and gas commodity prices. Any material decline in prices could result in a material reduction of our operating results, revenue, reserves, and overall value. Lower commodity prices could change the economics of production from some wells. As a result, we could elect not to drill, develop, or produce from certain wells. In addition, we are impacted by the differential between prices paid by refiners for light quality oil and the grades of oil produced by us.

Current market conditions are particularly challenging with the global recession negatively impacting commodity prices as well as access to credit and capital markets. These conditions impact our customers and suppliers and may alter our spending and operating plans. There may be unexpected business impacts from this market uncertainty.

Under Canadian GAAP, oil and gas assets are reviewed quarterly to determine if the carrying value of the assets exceeds their expected future cash flows. A sustained period of low commodity prices may reduce expected future cash flows and require a write down to the fair value of our oil and gas properties, thereby adversely affecting operating results.

Any future and sustained period of weakness in oil and gas prices would also have an adverse effect on our capacity to borrow funds. Our secured credit facilities are based upon the lenders’ estimate of the value of Compton’s proved reserves, which determines the borrowing amount. A reduction in the quantity or value of reserves may also obligate us to make additional payments under our processing agreement with Mazeppa Processing Partnership.

Any decline in our ability to market production could have a material adverse effect on production levels or on the sale price received for production. Our ability to market the oil and gas from our wells depends on numerous factors beyond our control, including the availability and capacity of gas gathering systems, pipelines and processing facilities, and their proximity to the wells. We will be impacted by Canadian federal and provincial, as well as U.S. federal and state, energy policies, taxes, regulation of oil and gas production, processing, and transportation, as well as Canadian federal regulation of oil and gas sold or transported outside of the province of Alberta.

Need to Replace Reserves

Our future success depends upon our ability to find, develop, or acquire additional oil and gas reserves that are economically recoverable. Without successful exploration, development, exploitation, or acquisition activities, our reserves will deplete and, as a consequence, either production or the average life of reserves will decline. If future production declines to the extent that cash flow becomes insufficient to fund capital expenditures, and external sources of capital become limited or unavailable, our ability to make the necessary capital expenditures to maintain and expand our oil and gas reserves will be impaired. We cannot guarantee that we will be able to find and develop or acquire additional reserves at an acceptable cost.

Management will continue to evaluate prospects on an ongoing basis in a manner consistent with industry standards and past practices. The long-term commercial success of the Corporation depends on our ability to find, acquire, develop, and commercially produce oil and gas reserves. No assurance can be given that we will be able to locate satisfactory properties for acquisition or participation. Moreover, if such acquisitions or participations are identified, we may determine that current markets, terms of acquisition and participation, or pricing conditions make such acquisitions or participations uneconomic.

Our strategies to minimize this inherent risk include focusing on selected core areas in Western Canada with high working interests and assuming operatorship of key facilities. We utilize a team of highly qualified professionals with expertise and experience in these areas. We assess strategic acquisitions to complement existing activities while striving for a balance between exploration and lower risk development and exploitation prospects.

Uncertainty of Reserve Estimates

Estimates of oil and gas reserves and the future net cash flow therefrom, involve a great deal of uncertainty because they depend upon the reliability of available geologic and engineering data, which is inherently imprecise. Geologic and engineering data are used to determine the probability that an oil and gas reservoir exists at a particular location and whether oil and gas are recoverable from the reservoir. The probability of the existence and recoverability of reserves is less than 100% and actual recoveries of proved reserves may be materially different from estimates.

Estimates of oil and gas reserves require numerous assumptions relating to operating conditions and economic factors, including future oil and gas prices, recovery costs, the availability of enhanced recovery techniques, the ability to market production, and governmental and other regulatory factors, such as taxes, royalty rates, and environmental laws. A change in one or more of these factors could result in known quantities of oil and gas previously estimated as proved reserves becoming unrecoverable. Each of these factors also impact recovery costs and production rates, and therefore, will reduce the present value of future net cash flows from estimated reserves.

In addition, estimates of reserves, and future net cash flows expected therefrom, that are prepared by different independent engineers or by the same engineers at different times, may vary substantially.

Exploration, Development, and Production Risks

There are many operating risks and hazards inherent in exploring for, producing, processing, and transporting oil and gas. Drilling operations may encounter unexpected formations or pressures that could cause damage to equipment or personal injury and fires, explosions, blowouts, oil spills, or other accidents may occur. Additionally, we could experience interruptions to or the termination of drilling, production, processing, and transportation activities due to bad weather, natural disasters, delays in obtaining governmental approvals or consents, insufficient storage or transportation capacity, or other geological and mechanical conditions. Any of these events resulting in a shutdown or slowdown of operations will adversely affect our business. While close well supervision and effective maintenance operations can contribute to maximizing production rates over time, production delays and declines from normal field operating conditions cannot be eliminated and can be expected to adversely affect revenue and cash flow levels to varying degrees.

Drilling activities, including completions, are subject to the risk that no commercially productive reservoirs will be encountered and we will not recover all or any portion of its investment. The cost of drilling, completing, and operating wells is often uncertain due to drilling in unknown formations, the costs associated with encountering various drilling conditions, such as over pressured zones, and changes in drilling plans and locations as a result of prior exploratory wells or additional seismic data and interpretations thereof.

Canadian and United States practices differ in reporting reserves and production and our estimates may not be comparable to those of companies in the United States.

We report our production and reserve quantities in accordance with Canadian practices and specifically in accordance with NI 51-101. These practices are different from the practices used to report production and to estimate reserves in reports and other materials filed with the SEC by companies in the United States.

We incorporate additional information with respect to production and reserves which is either not generally included or prohibited under rules of the SEC and practices in the United States. We follow the Canadian practice of reporting gross production and reserve volumes; however, we also follow the United States practice of separately reporting these volumes on a net basis (after the deduction of royalties and similar payments). We also follow the Canadian practice of using forecast prices and costs when we estimate our reserves. However, we separately estimate our reserves using prices and costs held constant at the effective date of the reserve report in accordance with the Canadian reserve reporting requirements. These latter requirements are similar to the constant pricing reserve methodology utilized in the United States.

We include estimates of proved, proved plus probable and possible reserves, as well as contingent resources in the Annual Information Form. Under rules currently in effect, the SEC generally prohibits the inclusion of estimates of probable and possible reserves and contingent resources in filings made with it by United States oil and gas companies. This prohibition does not apply to the Corporation because it is a Canadian foreign private issuer. The SEC has adopted revisions to its oil and gas reporting rules that, effective as of January 1, 2010, among other things will modify the standards to establish proved reserves and permit disclosure of probable and possible reserves under certain circumstances. However, it is likely that significant differences will remain between the reserve categories and reserve reporting generally under Canadian and U.S. securities laws and rules.

There may not be an active trading market in the United States and/or Canada for the Subscription Receipts and/or Other Convertible Securities.

There is currently no active trading market in the United States or Canada for Subscription Receipts or Other Convertible Securities and there is no guarantee that an active trading market will develop for any Subscription Receipts or Other Convertible Securities that may be issued under this Prospectus. If an active trading market for any Subscription Receipts or Other Convertible Securities does not develop, the trading liquidity of the relevant Securities will be limited and the market value of the relevant Securities may be reduced.

Market Price of the Common Shares

The price of our Common Shares is likely to be significantly affected by short-term changes in commodity prices and currency exchange fluctuation. Factors such as fluctuations in our operating results, the result of any public announcements made by us, and general market conditions can also have an adverse effect on the market price of our securities. The trading price of our Common Shares has been and may continue to be subject to large fluctuations, which may result in losses to investors. The high and low closing sale prices of our Common Shares on the TSX were $18.92 and $10.65 in 2006; $13.19 and $7.40 in 2007; and $13.20 and $0.88 in 2008, respectively. The high and low closing sale prices of our Common Shares on the NYSE were US$16.65 and US$9.12 in 2006; US$12.16 and US$7.70 in 2007; and US$12.94 and US$0.68 in 2008, respectively.

Potential Dilution

Our Articles of Incorporation (our “Articles”) allow us to issue an unlimited number of Common Shares. We continually evaluate acquisition opportunities and recapitalization transactions, and although we are not currently party to any definitive agreements in respect of such transactions, we may engage in transactions that result in the issuance of additional Common Shares, which issuances may be dilutive. Other issuances of additional Common Shares may also result in dilution to the holders of the Common Shares.

DESCRIPTION OF SECURITIES BEING DISTRIBUTED

Our authorized share capital consists of an unlimited number of Common Shares without nominal or par value, of which, at November 24, 2009, 263,573,451 Common Shares were outstanding as fully paid and non-assessable shares. We are also authorized to issue an unlimited number of preferred shares without nominal or par value, issuable in series (none of which are currently outstanding). In addition, as of November 24, 2009, there were stock options outstanding to acquire 10,950,146 Common Shares pursuant to our stock option plan, and there were restricted share units outstanding entitling the holders thereof to receive aggregate cash payments equal to $2,201,876 pursuant to our restricted share unit plan.

The following description of each of the Common Shares, Subscription Receipts and Other Convertible Securities is a summary of certain of their material attributes and characteristics which does not purport to be complete. The terms and conditions set forth in this section will apply, as applicable, to each Common Share, Subscription Receipt and Other Convertible Security unless otherwise specified.

Common Shares

The Common Shares have attached to them the following rights, privileges, restrictions and conditions: (i) except for meetings at which only holders of another specified class or series of shares of Compton are entitled to vote separately as a class or series, each holder of a Common Share is entitled to receive notice of, to attend and to vote at all meetings of the shareholders of Compton; (ii) subject to the rights, privileges, restrictions and conditions attached to any preferred shares, the holders of Common Shares are entitled to receive dividends if, and when, declared by the directors of Compton; and (iii) subject to the rights, privileges, restrictions and conditions attached to any other class of shares of Compton, the holders of Common Shares are entitled to share equally in the remaining property of Compton upon liquidation, dissolution or winding-up of Compton.

Subscription Receipts and Other Convertible Securities

Subscription Receipts and Other Convertible Securities may be offered separately or together with Common Shares. The applicable Prospectus Supplement will include details of the agreement or other instrument pursuant to which such Subscription Receipts or Other Convertible Securities will be created and issued.

The Subscription Receipts will be issued under a subscription receipt agreement. A Subscription Receipt is a security of the Corporation that will entitle the holder to receive a Common Share upon the completion of a transaction, typically an acquisition by the Corporation of the assets or securities of another entity. Subsequent to the offering of Subscription Receipts, the subscription proceeds for the Subscription Receipts are held in escrow by the designated escrow agent, pending the completion of the transaction. Holders of Subscription Receipts are not shareholders. Holders of Subscription Receipts are only entitled to receive Common Shares upon the surrender of their Subscription Receipts to the escrow agent or to a return of the subscription price for the Subscription Receipts together with any payments in lieu of interest or other income earned on the subscription proceeds.

The particular terms and provisions of Subscriptions Receipts or Other Convertible Securities offered by any Prospectus Supplement, and the extent to which the general terms and provisions described below may apply thereto, will be described in the Prospectus Supplement filed in respect of such Subscription Receipts or Other Convertible Securities. This description will include, where applicable: (i) the number of Subscription Receipts or Other Convertible Securities offered; (ii) the price at which the Subscription Receipts or Other Convertible Securities will be offered; (iii) the terms, conditions and procedures for the conversion or exercise of Other Convertible Securities into or for Common Shares or pursuant to which the holders of Subscription Receipts will become entitled to receive Common Shares; (iv) the number of Common Shares or other securities that may be obtained upon exercise of each Subscription Receipt or Other Convertible Security, as applicable; (v) the designation and terms of any other securities with which the Subscription Receipts or Other Convertible Securities will be offered, if any, and the number of Subscription Receipts or Other Convertible Securities that will be offered with each security; (vi) the terms applicable to the gross proceeds from the sale of such Securities plus any interest earned thereon; (vii) the material income tax consequences of owning, holding and disposing of such Securities; and (viii) any other material terms and conditions of the Subscription Receipts or Other Convertible Securities.

Shareholder Rights Plan

We have a shareholder rights plan (the “Rights Plan”) under the terms of a shareholder rights plan agreement dated as of June 3, 2009 between us and Computershare Trust Company of Canada, as rights agent. The Rights Plan is designed to encourage the fair treatment of shareholders in connection with a take-over bid for Compton. Rights issued under the Rights Plan become exercisable when a person, and any related parties, acquires or announces its intention to acquire 20% or more of the outstanding Common Shares without complying with certain provisions set out in the Rights Plan or without approval of the board of directors of Compton. Should such an acquisition or announcement occur, each rights holder, other than the acquiring person and related parties, will have the right to purchase one Common Share for each right held.

LEGAL MATTERS

Certain Canadian legal matters relating to this Prospectus will be passed upon on our behalf by Stikeman Elliott LLP. Certain United States legal matters relating to this Prospectus will be passed upon on our behalf by Paul, Weiss, Rifkind, Wharton & Garrison LLP.

INTEREST OF EXPERTS

As of the date of this Prospectus, the partners and associates of Stikeman Elliott LLP, as a group, owned, directly or indirectly, less than 1% of the outstanding Common Shares.

Reserve estimates contained in the AIF, and incorporated by reference into this Prospectus, are based upon a report prepared by Netherland, Sewell & Associates, Inc. (“Netherland Sewell”) as at December 31, 2008. As of the date of this Prospectus, the principals of Netherland Sewell, as a group, own, directly or indirectly, less than 1% of the outstanding Common Shares.

DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

The following documents have been or will be filed with the SEC as part of the registration statement on Form F-10 of which this Prospectus forms a part: (i) the documents referred to under “Documents Incorporated by Reference”; (ii) the consent of Grant Thornton LLP; (iii) the consent of Stikeman Elliott LLP; (iv) the consent of Netherland Sewell; and (v) powers of attorney from directors and officers of the Corporation.

WHERE YOU CAN FIND MORE INFORMATION

Information has been incorporated by reference in this Prospectus from documents filed with the securities commissions or similar authorities in Canada and with the SEC. Copies of this Prospectus and the documents incorporated herein by reference may be obtained on request without charge from our Corporate Secretary, Compton Petroleum Corporation at our head office located at Suite 500 Bankers Court 850 – 2nd Street S.W., Calgary, Alberta T2P 0R8 (Telephone: (403) 237-9400).

In addition to the continuous disclosure obligations under the securities laws of the provinces of Canada, we are subject to the information reporting requirements of the Exchange Act, and in accordance therewith file reports with, and furnish other information to, the SEC. Under a multi-jurisdictional disclosure system adopted by the United States and Canada, these reports and other information (including financial information) may be prepared in accordance with the disclosure requirements of Canada, which differ in certain respects from those in the United States. As a foreign private issuer, we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required to publish financial statements as promptly as U.S. companies.

You may read any document we file with or furnish to the securities commissions and authorities of the provinces of Canada through SEDAR and any document we file with or furnish to the SEC at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Prospective investors may call the SEC at 1-800-SEC-0330 for further information regarding the public reference facilities. The SEC also maintains a website at www.sec.gov that contains reports and other information we file with the SEC.

We will file with the SEC under the U.S. Securities Act a registration statement on Form F-10 relating to the securities being offered hereunder and of which this Prospectus forms a part. This Prospectus does not contain all of the information set forth in such registration statement, certain items of which are contained in the exhibits to the registration statement as permitted or required by the rules and regulations of the SEC. Items of information omitted from this Prospectus but contained in the registration statement will be available on the SEC’s website at www.sec.gov.

AUDITORS’ CONSENT

To:	The Board of Directors of Compton Petroleum Corporation:

We have read the preliminary short form base shelf prospectus of Compton Petroleum Corporation (the “Corporation”) dated November     —    , 2009 relating to the offering of common shares, subscription receipts, warrants, rights and options of the Corporation. We have complied with Canadian generally accepted standards for an auditor’s involvement with offering documents.

We consent to the incorporation by reference in the above-mentioned preliminary short form base shelf prospectus of our auditor’s report to the shareholders of the Corporation on the consolidated balance sheets of the Corporation as at December 31, 2008 and 2007 and the consolidated statements of earnings (loss) and other comprehensive income, retained earnings and cash flows for each of the years then ended, dated March 20, 2009, including our auditors’ report to the shareholders of the Corporation on the effectiveness of internal control over financial reporting as of December 31, 2008, dated March 20, 2009.

(Signed) Grant Thornton LLP

Chartered Accountants,

Calgary, Canada

November     —    , 2009

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PART II

INFORMATION NOT REQUIRED TO BE DELIVERED TO

OFFEREES OR PURCHASERS

Indemnification of Directors and Officers.

The Business Corporations Act (Alberta) (“ABCA”) provides that a corporation may, in certain circumstances, indemnify a director or officer of the corporation, a former director or officer of the corporation, a person who acts or acted at the corporation’s request as a director or officer of a body corporate of which the corporation is or was a shareholder or creditor and the heirs and legal representatives of any such persons (collectively, “Indemnified Persons”) against all costs, charges and expenses reasonably incurred by any such Indemnified Person in respect of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been a director or officer of the corporation or other body corporate, if (a) he or she acted honestly and in good faith with a view to the best interests of the corporation, and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds for believing that his conduct was lawful. A director or officer is entitled to indemnification as a matter of right if he or she was substantially successful on the merits, fulfilled the conditions set forth above, and is fairly and reasonably entitled to indemnity.

The by-laws of the Registrant provide that it shall indemnify Indemnified Persons of such Registrant to the maximum extent permitted by the ABCA.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors and officers and persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable.

The Registrant carries certain insurance coverage, in respect of potential claims against its respective directors and officers and in respect of losses of which the Registrant may be required or permitted by law to indemnify its directors and officers.

II-1

EXHIBITS

Exhibit Number	Description

4.1*	The annual information form of Compton Petroleum Corporation dated March 23, 2009 (incorporated by reference to the Registrant’s Annual Report on Form 40-F filed with the Commission on March 30, 2009, Commission File No. 001-32643).

4.2*	Compton Petroleum Corporation’s Management Proxy Circular dated March 23, 2009 (incorporated by reference to the Registrant’s Form F-10 filed with the Commission on September 10, 2009, Commission File No. 333-161851).

4.3*	Compton’s Petroleum Corporation’s audited consolidated financial statements as at and for the years ended December 31, 2008 and 2007 and related notes, together with the auditors’ report thereon, including the auditors’ report to the shareholders of Compton Petroleum Corporation on the effectiveness of internal control over financial reporting as of December 31, 2008 (incorporated by reference to the Registrant’s Annual Report on Form 40-F filed with the Commission on March 30, 2009, Commission File No. 001-32643).

4.4*	Compton Petroleum Corporation’s Management’s Discussion and Analysis of the financial condition and results of operations of Compton as at and for the year ended December 31, 2008 (incorporated by reference to the Registrant’s Annual Report on Form 40-F filed with the Commission on March 30, 2009, Commission File No. 001-32643).

4.5*	Compton Petroleum Corporation’s unaudited interim comparative consolidated financial statements as at September 30, 2009 and for the three and nine month periods ended September 30, 2009 and 2008, and the notes thereto (incorporated by reference to the Registrant’s Current Report on Form 6-K, filed with the Commission on November 9, 2009, Commission File No. 001-32643).

4.6*	Compton Petroleum Corporation’s Management’s Discussion and Analysis of financial condition and results of operations as at and for the three and nine month periods ended September 30, 2009 (incorporated by reference to the Registrant’s Current Report on Form 6-K, filed with the Commission on November 9, 2009, Commission File No. 001-32643).

4.7*	Compton Petroleum Corporation’s unaudited related supplemental note entitled “Reconciliation to United States GAAP” as at June 30, 2009 and for three and six month periods ended June 30, 2009 and 2008 (incorporated by reference to the Registrant’s Current Report on Form 6-K, filed with the Commission on November 9, 2009, Commission File No. 001-32643).

4.8*	Compton Petroleum Corporation’s Material Change Report dated January 16, 2009 relating to the appointment of Compton Petroleum Corporation’s President and Chief Executive Officer (incorporated by reference to the Registrant’s Form F-10 filed with the Commission on September 10, 2009, Commission File No. 333-161851).

5.1**	Consent of Grant Thornton LLP.

5.2***	Consent of Stikeman Elliot LLP.

5.2***	Consent of Netherland, Sewell & Associates, Inc.

6.1**	Powers of Attorney (included on the signature page of this Registration Statement).

*	Previously filed.

**	Filed herewith.

***	To be filed by amendment.

II-2

PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1.	Undertaking.

The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to Form F-10 or to transactions in said securities.

Item 2.	Consent to Service of Process.

(a) Concurrently with the filing of this Registration Statement on Form F-10, the Registrant has filed with the Commission a written irrevocable consent and power of attorney on Form F-X.

(b) Any change to the name or address of the Registrant’s agent for service shall be communicated promptly to the Commission by amendment to the Form F-X referencing the file number of this Registration Statement.

III-1

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calgary, Province of Alberta, Canada, on this 25th day of November, 2009.

COMPTON PETROLEUM CORPORATION

By:	/s/ Tim Granger
	Name:	Tim Granger
	Title:	President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Tim Granger, President and Chief Executive Officer, and C.W. Leigh Cassidy, Vice President Finance and Chief Financial Officer, or either of them, his or her true and lawful attorneys-in-fact and agents, each of whom may act alone, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, including post-effective amendments, and any and all additional registration statements (including amendments and post-effective amendments thereto) in connection with any increase in the amount of securities registered with the Securities and Exchange Commission, and to file the same, with all exhibits thereto, and other documents and in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, and hereby ratifies and confirms all his or her said attorneys-in-fact and agents or any of them or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

III-2

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by or on behalf of the following persons in the capacities indicated on November 25, 2009.

Signature	Title

/s/ Tim Granger Tim Granger	President, Chief Executive Officer and Director

/s/ C.W. Leigh Cassidy C.W. Leigh Cassidy	Vice President Finance and Chief Financial Officer

/s/ Mel F. Belich Mel F. Belich	Chairman of the Board of Directors

/s/ J. Stephens Allan J. Stephens Allan	Director

/s/ David M. Fitzpatrick David M. Fitzpatrick	Director

/s/ R. Bradley Hurtubise R. Bradley Hurtubise	Director

/s/ Irvine J. Koop Irvine J. Koop	Director

/s/ Warren M. Shimmerlik Warren M. Shimmerlik	Director

/s/ Jeffrey T. Smith Jeffrey T. Smith	Director

III-3

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, as amended, the Authorized Representative has duly caused this Registration Statement to be signed on its behalf by the undersigned, solely in its capacity as the duly authorized representative of the Registrant in the United States on this 25th day of November, 2009.

COMPTON PETROLEUM (U.S.A.) CORPORATION

By:	/s/ C.W. Leigh Cassidy
	Name:	C.W. Leigh Cassidy
	Title:	Vice President Finance and Chief Financial Officer

III-4

EXHIBIT INDEX

Exhibit Number	Description

4.1*	The annual information form of Compton Petroleum Corporation dated March 23, 2009 (incorporated by reference to the Registrant’s Annual Report on Form 40-F filed with the Commission on March 30, 2009, Commission File No. 001-32643).

4.2*	Compton Petroleum Corporation’s Management Proxy Circular dated March 23, 2009 (incorporated by reference to the Registrant’s Form F-10 filed with the Commission on September 10, 2009, Commission File No. 333-161851).

4.3*	Compton’s Petroleum Corporation’s audited consolidated financial statements as at and for the years ended December 31, 2008 and 2007 and related notes, together with the auditors’ report thereon, including the auditors’ report to the shareholders of Compton Petroleum Corporation on the effectiveness of internal control over financial reporting as of December 31, 2008 (incorporated by reference to the Registrant’s Annual Report on Form 40-F filed with the Commission on March 30, 2009, Commission File No. 001-32643).

4.4*	Compton Petroleum Corporation’s Management’s Discussion and Analysis of the financial condition and results of operations of Compton as at and for the year ended December 31, 2008 (incorporated by reference to the Registrant’s Annual Report on Form 40-F filed with the Commission on March 30, 2009, Commission File No. 001-32643).

4.5*	Compton Petroleum Corporation’s unaudited interim comparative consolidated financial statements as at September 30, 2009 and for the three and nine month periods ended September 30, 2009 and 2008, and the notes thereto (incorporated by reference to the Registrant’s Current Report on Form 6-K, filed with the Commission on November 9, 2009, Commission File No. 001-32643).

4.6*	Compton Petroleum Corporation’s Management’s Discussion and Analysis of financial condition and results of operations as at and for the three and nine month periods ended September 30, 2009 (incorporated by reference to the Registrant’s Current Report on Form 6-K, filed with the Commission on November 9, 2009, Commission File No. 001-32643).

4.7*	Compton Petroleum Corporation’s unaudited related supplemental note entitled “Reconciliation to United States GAAP” as at June 30, 2009 and for three and six month periods ended June 30, 2009 and 2008 (incorporated by reference to the Registrant’s Current Report on Form 6-K, filed with the Commission on November 9, 2009, Commission File No. 001-32643).

4.8*	Compton Petroleum Corporation’s Material Change Report dated January 16, 2009 relating to the appointment of Compton Petroleum Corporation’s President and Chief Executive Officer (incorporated by reference to the Registrant’s Form F-10 filed with the Commission on September 10, 2009, Commission File No. 333-161851).

5.1**	Consent of Grant Thornton LLP.

5.2***	Consent of Stikeman Elliot LLP.

5.2***	Consent of Netherland, Sewell & Associates, Inc.

6.1**	Powers of Attorney (included on the signature page of this Registration Statement).

*	Previously filed.

**	Filed herewith.

***	To be filed by amendment.